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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
         Date of Report (Date of earliest event reported): May 31, 2001

                                  CALTON, INC.
             (Exact name of registrant as specified in its charter)

           NEW JERSEY                 1-8846                    22-2433361
(State or other jurisdiction   (Commission File Number)       (IRS Employer
       of incorporation)                                  Identification Number)

                             2013 INDIAN RIVER BLVD.
                            VERO BEACH, FLORIDA 32960
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (732) 212-1280



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Item 5.  OTHER EVENTS

         On May 31, 2001, Calton, Inc. (the "Company") announced that its Board of Directors has authorized a special dividend of $5.00 per share, or approximately $21 million of the Company's cash reserves, payable on July 5, 2001 to shareholders of record as of June 20, 2001 (the "Special Dividend").

         The Company's Board of Directors believes that shareholder value can be best enhanced by returning a portion of the Company's equity to shareholders through the Special Dividend and continuing to pursue the Company's strategic plan. The Company believes that its shares have significant value above the $5 being distributed and, after the Special Dividend, the Company will have sufficient resources to fund the continued development of existing businesses, including the opportunities being pursued by the Company's subsidiary ventures Innovation Growth Partners, LLC and PrivilegeONE Networks, LLC. Earlier this month, the Company acquired its co-venturers' interest in PrivilegeONE Networks, LLC and, as a result, this entity, which recently announced a strategic alliance with Fleet Credit Card Services, is now a wholly owned subsidiary. The Company plans to continue the web strategy and information technology services business currently conducted by its wholly owned subsidiary, eCalton.com, Inc., and, as previously announced, will continue to evaluate other acquisition and business opportunities to build shareholder value.

         The Special Dividend is expected to represent a tax free return of capital to the Company's shareholders to the extent of their adjusted tax basis in the common stock. Shareholders are advised to consult their tax advisor to determine the proper characterization of the Special Dividend.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has fully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CALTON, INC.
                                  ----------------------------------------------
                                  (Registrant)



                              By:/s/Anthony J. Caldarone
                                 -----------------------------------------------
                                 Anthony J. Caldarone
                                 Chairman, President and Chief Executive Officer

Dated: June 6, 2001



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